Exhibit (2)





                            ASSET PURCHASE AGREEMENT



-------------------------------------------------------------------------------



                                     Between

                              MAXXIM MEDICAL, INC.

                                       and

                         MEDICAL ACTION INDUSTRIES INC.



-------------------------------------------------------------------------------



                           Dated as of August 30, 2002

                                TABLE OF CONTENTS


                                                                                                        PAGE
                                                                                                        ----
                                                    ARTICLE I
                                        SALE AND PURCHASE OF THE ASSETS

1.1.      Assets....................................................................................       1
1.2.      Assumed Liabilities.......................................................................       4
1.3.      Excluded Liabilities......................................................................       4
1.4.      Purchase Price............................................................................       5
1.5.      Consent of Third Parties..................................................................       5

                                                   ARTICLE II
                                                  THE CLOSING

2.1.      Place and Date............................................................................       6
2.2.      Inventory Value...........................................................................       6
2.3.      Purchase Price Adjustments................................................................       7

                                                  ARTICLE III
                                         REPRESENTATIONS AND WARRANTIES

3.1.      Representations and Warranties
          of Maxxim.................................................................................       7

          3.1.1.      Authorization, etc............................................................       7
          3.1.2.      Corporate Status..............................................................       7
          3.1.3.      No Conflicts, etc.............................................................       8
          3.1.4.      Financial Statements..........................................................       8
          3.1.5.      Extent of Knowledge...........................................................       8
          3.1.6.      Taxes.........................................................................       9
          3.1.7.      Absence of Changes............................................................      10
          3.1.8.      Litigation....................................................................      11
          3.1.9.      Compliance with Laws;
                      Governmental Approvals and Consents;
                      Governmental Contracts........................................................      11
          3.1.10.     Sale of the Products..........................................................      12
          3.1.11.     Assets........................................................................      12
          3.1.12.     Contracts.....................................................................      12
          3.1.13.     Territorial Restrictions......................................................      14
          3.1.14.     Inventories...................................................................      14
          3.1.15.     Customers.....................................................................      14



                                                                                                        PAGE
                                                                                                        ----
          3.1.16.     Suppliers; Raw Materials......................................................      14
          3.1.17.     Product Warranties............................................................      14
          3.1.18.     Absence of Certain Business Practices.........................................      15
          3.1.19.     Intellectual Property.........................................................      15
          3.1.20.     Insurance.....................................................................      16
          3.1.21.     Real Property.................................................................      17
          3.1.22.     Environmental Matters.........................................................      18
          3.1.23.     Employees, Labor Matters, etc.................................................      19
          3.1.24.     Employee Benefit Plans and Related Matters....................................      20
          3.1.25.     Confidentiality...............................................................      20
          3.1.26.     No Guarantees.................................................................      20
          3.1.27.     Brokers, Finders, etc.........................................................      21
          3.1.28.     Disclosure....................................................................      21
          3.1.29.     Accounts Payable..............................................................      21
          3.1.30.     No Other Representations and Warranties.......................................      21

3.2.      Representations and Warranties of Buyer...................................................      21

          3.2.1.     Authorization, etc.............................................................      22
          3.2.2.     Corporate Status...............................................................      22
          3.2.3.     No Conflicts, etc..............................................................      22
          3.2.4.     Litigation.....................................................................      22
          3.2.5.     Brokers, Finders, etc..........................................................      22
          3.2.6.     Reporting Obligations of Buyer.................................................      23
          3.2.7.     Available Funds................................................................      23

                                                  ARTICLE IV
                                                  COVENANTS

4.1.      Covenants of Maxxim.......................................................................      23

          4.1.1.     Conduct of Business............................................................      23
          4.1.2.     Further Assurances.............................................................      24
          4.1.3.     Liability for Transfer Taxes...................................................      24
          4.1.4.     Transfer of Clarksburg, West Virginia Facility.................................      24
          4.1.5.     Use of Business Name...........................................................      25
          4.1.6.     Financial Statements...........................................................      25
          4.1.7.     Returns and Rebates............................................................      25
          4.1.8.     Transition.....................................................................      25





                                                                                                        PAGE
                                                                                                        ----
4.2.      Covenants of Buyer........................................................................      26

          4.2.1.     Further Actions................................................................      26
          4.2.2.     Further Assurances.............................................................      26
          4.2.3.     Use of Business Names by the Buyer.............................................      26
          4.2.4.     Investigation by Buyer; Confidentiality........................................      26
          4.2.5.     Employee Matters...............................................................      27
          4.2.6.     Allocation of Purchase Price...................................................      27
          4.2.7.     Treatment of Inventories.......................................................      28

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.1.      Conditions to Obligations of Each Party...................................................      28

          5.1.1.     No Injunction, etc.............................................................      28

5.2.      Conditions to Obligations of the Buyer....................................................      28

          5.2.1.     Representations, Performance...................................................      28
          5.2.2.     Consents.......................................................................      29
          5.2.3.     No Material Adverse Effect....................................................       29
          5.2.4.     Collateral Agreements..........................................................      29
          5.2.5.     Opinion of Counsel.............................................................      29
          5.2.6.     Corporate Proceedings..........................................................      29
          5.2.7.     Transfer Documents.............................................................      30
          5.2.8.     Additional Conditions to Obligations of Buyer..................................      30

5.3.      Conditions to Obligations of Maxxim.......................................................      30

          5.3.1.     Representations, Performance, etc..............................................      30
          5.3.2.     Opinion of Counsel.............................................................      31
          5.3.3.     Corporate Proceedings..........................................................      31
          5.3.4.     Consents and Approvals.........................................................      31
          5.3.5.     Collateral Agreements..........................................................      31
          5.3.6.     Assumption Agreements..........................................................      31
          5.3.7.     Appraisal of the Assets........................................................      31



                                                                                                        PAGE
                                                                                                        ----
                                                  ARTICLE VI
                                                 MISCELLANEOUS

6.1.      Indemnification...........................................................................      31
6.2.      Survival of Representations and Warranties, etc...........................................      34
6.3.      Expenses..................................................................................      35
6.4.      Severability..............................................................................      35
6.5.      Notices...................................................................................      35
6.6.      Miscellaneous.............................................................................      36

          6.6.1.     Headings.......................................................................      36
          6.6.2.     Entire Agreement...............................................................      36
          6.6.3.     Counterparts...................................................................      37
          6.6.4.     Governing Law, etc.............................................................      37
          6.6.5.     Binding Effect.................................................................      37
          6.6.6.     Assignment.....................................................................      37
          6.6.7.     No Third Party Beneficiaries...................................................      37
          6.6.8.     Amendment; Waivers, etc........................................................      37
          6.6.9.     Public Announcements..........................................................       38

                                                   ARTICLE VII
                                                   TERMINATION

7.1.      Termination...............................................................................      38
7.2.      Effect of Termination.....................................................................      39


                                    SCHEDULES

SCHEDULE 1.1(a)                Machinery, Equipment, etc.
SCHEDULE 1.1(b)                Inventories
SCHEDULE 1.1(d)                Intellectual Property
SCHEDULE 1.1(i)                Real Property
SCHEDULE 2.2                   Inventory Value
SCHEDULE 3.1.3                 Conflicts
SCHEDULE 3.1.6(a)              Contested Covered Taxes
SCHEDULE 3.1.6(b)              Tax Extensions
SCHEDULE 3.1.6(c)              Current Audits and Deficiencies
SCHEDULE 3.1.6(e)              Tax Litigation
SCHEDULE 3.1.7                 Absence of Changes
SCHEDULE 3.1.8                 Litigation
SCHEDULE 3.1.9(a)              Compliance with Laws
SCHEDULE 3.1.9(b)              Governmental Approvals and Other Consents
SCHEDULE 3.1.9(c)              Governmental Contracts
SCHEDULE 3.1.11                Asset Exceptions
SCHEDULE 3.1.12(a)             Contracts
SCHEDULE 3.1.12(c)             Defaults and Consents Under Contracts
SCHEDULE 3.1.13                Territorial Restrictions
SCHEDULE 3.1.14                Inventory Exceptions; Locations
SCHEDULE 3.1.15                Customers
SCHEDULE 3.1.16                Suppliers
SCHEDULE 3.1.17                Product Warranties
SCHEDULE 3.1.19(d)             Intellectual Property Licensing Arrangements
SCHEDULE 3.1.19(f)             Restrictions on Use of Name
SCHEDULE 3.1.20                Insurance
SCHEDULE 3.1.22(a)             Environmental Permits
SCHEDULE 3.1.22(c)             Environmental Liabilities
SCHEDULE 3.1.22(d)             Environmental Investigations
SCHEDULE 3.1.23                Employees, Labor Matters, etc.
SCHEDULE 3.1.24(a)             Employee Benefit Plans
SCHEDULE 3.1.25                Confidentiality Exceptions
SCHEDULE 3.1.27                Brokers, Finders, etc.
SCHEDULE 3.2.3                 Governmental Approvals and Other Consents
SCHEDULE 4.1.7(b)              Rebates

                                    EXHIBITS



EXHIBIT A                   List of Products

EXHIBIT B                   List of Employees with Knowledge

EXHIBIT C                   Form of Trademark Assignment Agreement

EXHIBIT D                   Form of Non-Competition Agreement

EXHIBIT E                   Form of Supply Agreement

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (hereinafter the "Agreement") is made, executed and entered into on this 30th day of August, 2002 by and between MAXXIM MEDICAL, INC., a Delaware corporation (hereinafter "Maxxim") and MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (hereinafter "Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Maxxim is engaged in the business of manufacturing and marketing a broad range of single-use specialty medical products primarily used in the operating rooms of hospitals and surgery centers. Maxxim also manufactures and sells a line of biosafety containment products (the "Products") a list of which is attached hereto as Exhibit "A"; and

         WHEREAS, Buyer wishes to purchase or acquire from Maxxim and Maxxim wishes to sell, assign and transfer to Buyer, substantially all of its inventory of the Products and assets and properties used in the manufacture and sale of the Products, and Buyer has agreed to assume certain liabilities incurred in connection with the manufacture and sale of the Products, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

         1.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Maxxim will sell, transfer, convey, assign and deliver to Buyer and Buyer will purchase or acquire from Maxxim all right, title and interest of Maxxim in and to the properties, assets and rights described below (hereinafter, the "Assets"), as the same may exist on the Closing Date (as hereinafter defined):

         (a) the machinery, equipment, furniture, furnishings, tools, dies, molds and parts and similar property, specifically described in
               Schedule 1.1(a) attached hereto;

         (b) the inventories of the Products, raw materials, work in process, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), specifically described in Schedule 1.1(b) to be attached hereto at the Closing;

         (c) all of the rights of Maxxim under contracts for the sale of the Products where the Products have not been shipped prior to the Closing Date;

         (d) all United States and foreign: (i) patents (including design patents and industrial designs) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, and product names; (iii) copyrights and registrations thereof but excluding the name "Maxxim"; (iv) inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information, which are held by Maxxim and which relate to the Assets and the manufacture and sale of the Products (hereinafter collectively referred to as "Intellectual Property"), all as more specifically described in Schedule 1.1(d) attached hereto, together with all rights thereunder or in respect thereof, including, but not limited to, rights to sue and receive remedies for past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");

         (e) except as specifically provided herein, all of the rights of Maxxim relating to the Assets under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for Products shipped on or after (but not before) the Closing Date, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults, and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise in connection with the Assets, to the extent the same are assignable under such contracts, arrangements, licenses, leases and other agreements; provided, however, that Maxxim shall retain the rights to receive payment for Products shipped before the Closing Date pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults, and other violations of such contracts, arrangements, licenses, leases and other agreements relating to or arising out of actions taken, goods delivered or services performed prior to the Closing Date which do not involve the physical assets transferred to Buyer hereunder;

         (f) all books, records, manuals and other materials relating to the Assets (in any form or medium), including, without limitation, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates and sales order files (provided that Maxxim may retain a copy of any such materials for its historical files);

         (g) to the extent their transfer is permitted by law, all consents of any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government which relate to the Assets, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization, including all applications therefor;

         (h) except as specifically provided herein, all guarantees, warranties, indemnities and similar rights in favor of Maxxim relating to the Assets, provided, however, that Maxxim shall retain the right to assert claims and take other rightful actions in respect of the same relating to or arising out of actions taken, goods delivered or services performed prior to the Closing Date which do not involve the physical assets transferred to Buyer hereunder; and

         (i) all of the rights of Maxxim under the Real Estate Lease and the Equipment Lease, dated December 6, 1990, and the First Amendment to Real Estate Lease, dated December 6, 1990, between Maxxim, as successor to Winfield Medical, Inc., and the West Virginia Economic Development Authority, relating to the real property, building and equipment comprising the manufacturing facility of Maxxim in Clarksburg, West Virginia, specifically described in
               Schedule 1.1(i) attached hereto (referred to herein as the "Clarksburg, West Virginia Facility") and all licenses, permits, approvals and qualifications relating thereto.

         1.2. Assumed Liabilities. Subject to and upon the conditions set forth in this Agreement, at the Closing, Buyer shall, by the execution and delivery of agreements in form and content satisfactory to Maxxim, assume and become responsible for the payment, performance and/or discharge of (i) all obligations and liabilities under the contracts, arrangements, licenses, leases and other agreements described in Section 1.1(e) insofar as those obligations are to be performed on or after the Closing Date, including without limitation, all of Maxxim's contracts or purchase orders that exist on the Closing Date for the purchase of goods or services relating to the Assets and all of Maxxim's sales orders and obligations that exist on the Closing Date relating to the Assets and providing for the delivery of Products to customers and (ii) all liabilities of Maxxim to the employees at the Clarksburg, West Virginia Facility for (i) any remaining vacation benefits for 2002 (days of vacation not yet taken) and (ii) all paid sick leave days to which such employees are entitled under Maxxim's Personal Approved Absences benefit plan, as set forth in Schedule 3.1.24 (the "Assumed Liabilities").

         1.3. Excluded Liabilities. Unless otherwise provided for herein, Buyer shall not assume any liabilities, obligations or commitments of Maxxim relating to or arising out of or incurred in connection with the transactions contemplated by this Agreement or the ownership of the Assets prior to the Closing Date (the "Excluded Liabilities"), including but not limited to:

               (a) any liabilities or obligations of Maxxim incurred in connection with the transactions contemplated by this Agreement to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Maxxim;

               (b) any wages, salary bonuses, commissions, vacation or holiday pay, retiree benefits, severance pay, or other amounts due to any employees or former employees of Maxxim, and any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or otherwise, relating to the employees of Maxxim;

               (c) any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or ther tax) imposed upon or incurred by Maxxim arising out of or in onnection with the negotiation and preparation of this Agreement and he consummation and performance of the transactions contemplated hereby;

               (d) any liabilities, losses and damages and alleged liabilities, losses and damages arising out of or resulting from: personal injury, sickness, death, property damage, property destruction or loss of use of property, or any violation of federal, state or local laws or regulations relating to the protection of the environment which, in either case, is the result, in whole or in part, of any environmental impairment, condition existing, or action taken or omitted by Maxxim, prior to the Closing Date and which is not attributable to Buyer's ownership, operation or use of the Assets on or after the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property or arising out of the sale of Products by Maxxim prior to the Closing Date;

               (e) any warranty and product liabilities and obligations of Maxxim which exist on the Closing Date arising out of the sale of the Products prior to the Closing Date;

               (f) any liabilities for trade accounts payable, other than those relating to the purchase of goods or services relating to the Assets which goods or services are not received by or performed for Maxxim before the Closing Date; and

               (g) any liabilities under the Real Estate Lease and the Equipment Lease relating to the Clarksburg, West Virginia Facility, which liabilities shall be paid in full by Maxxim on or before the Closing Date.

         1.4. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration of the sale and transfer of the Assets and the execution and delivery of the other agreements entered into in connection herewith, Buyer agrees to pay or cause to be paid to Maxxim an aggregate of up to U.S. $20,500,000.00 (the "Purchase Price") and to expressly assume the Assumed Liabilities. The Purchase Price shall be payable as follows:
(i) $19,500,000 payable in cash on the Closing Date by wire transfer in immediately available funds to such bank account or accounts as Maxxim shall direct in writing at least five days prior to the Closing Date, and (ii) an amount payable in cash on February 15, 2003, by wire transfer in immediately available funds to such bank account or accounts as Maxxim shall direct in writing, calculated as follows:

         the lesser of (a) $1,000,000 or (b) 80% of any difference between (1) the amount determined by (A) dividing the aggregate net sales of the Products by Maxxim for the period from September 3, 2002 to the Closing and by Buyer for the period from the Closing through December 27, 2002, by 81 (to obtain the average net sales per shipping day), and (B) multiplying the amount determined under subclause (A) by 252 (to obtain annualized net sales), and (2) $23,694,000. No payment will be required under clause (ii) if the amount determined under subclause (1) is less than $23,694,000. Net sales will be calculated on a basis consistent with Maxxim's calculation of this statistic at the time of the execution of this Agreement.

         1.5. Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any consent, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Maxxim thereunder; and any transfer or assignment to Buyer by Maxxim of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained prior to the Closing Date, each of Maxxim and Buyer shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Maxxim will cooperate with Buyer, at Buyer's request and expense, in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Maxxim, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Maxxim, as the case may, as agent, if economically feasible, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this Section 1.5 shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of all of the Assets, to the extent they are assignable by Maxxim, nor shall this
Section 1.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

                                   ARTICLE II
                                   THE CLOSING

         2.1. Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 A.M. local time on the 25th day of October, 2002 at the offices of Maxxim Medical at 10 Columbia Blvd., Clarksburg, West Virginia, or such other time and place upon which the parties may agree, after satisfaction or waiver of the conditions set forth in Article V (other than those that are to be satisfied on the Closing Date); provided, however, that Maxxim and Buyer hereby agree to use their commercially reasonable best efforts to close as soon as practicable after the execution of this Agreement at such place and time as may be mutually agreed. The day on which the Closing actually occurs is herein referred to as the "Closing Date."

         2.2.  Inventory Value.

               (a) Maxxim shall provide Buyer with access to its inventory cycle counts relating to the Products upon Buyer's request. Buyer shall have the right to perform spot tests to verify the accuracy of such cycle counts to its satisfaction. If Buyer is not satisfied with the accuracy of such cycle counts, it shall notify Maxxim of such fact at least twenty (20) days prior to Closing, and Maxxim shall undertake thereafter a physical count of the Inventories being transferred to Buyer hereunder. Maxxim shall give Buyer at least 72 hours notice of the time and date on which it plans to commence such physical count and Buyer will have the right to have its representatives present if it so elects. Maxxim shall determine the value of the Inventories in accordance with the criteria set forth in Schedule
2.2. The value of the Inventories shall be adjusted on the Closing Date to eliminate the value of any Inventories sold and shipped between the date of the physical count of the Inventories and the Closing Date and the value of the number of each Product in excess of a 12 months' supply of such Product, and to add the value of any Inventories received between the date of the physical count of the Inventories and the Closing Date ("Adjusted Inventories").

               (b) Maxxim shall prepare for shipping, arrange to have shipped by such carrier as Buyer shall designate, at Buyer's cost, and have loaded onto such carrier's truck for shipment to Buyer, at Buyer's cost, all of the Inventories located at facilities other than the Clarksburg, West Virginia Facility. Maxxim shall count the Inventories prior to shipment to Buyer. Maxxim shall obtain a receipt from the carrier shipping such Inventories for the quantities of the Inventories counted by Maxxim and shall promptly provide a copy to Buyer. Maxxim shall take reasonable precautions to ensure that the Inventories will not be damaged prior to shipment. All of the Inventories shall be delivered F.O.B. Maxxim's facility. Title to the Inventories will pass to Buyer at the time such Inventories is delivered F.O.B. at Maxxim's facility for shipment to Buyer.

         2.3. Purchase Price Adjustments. In the event that the value of the Adjusted Inventories is less than $850,000.00, the Purchase Price shall be decreased, on a dollar for dollar basis, for the decrease in the Adjusted Inventories. In the event that the value of the Adjusted Inventories is greater than $950,000.00, the Purchase Price shall be increased, on a dollar for dollar basis, for the increase in the Adjusted Inventories.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Maxxim. Maxxim represents and warrants to Buyer as follows:

               3.1.1. Authorization, etc. Maxxim has the corporate power and authority to execute and deliver this Agreement and each of the collateral agreements described herein (the "Collateral Agreements") to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. This Agreement and each of the Collateral Agreements to which Maxxim is a party will be, on the Closing Date after due execution and delivery by Buyer, legal, valid and binding obligations of Maxxim, enforceable against it in accordance with their respective terms.

               3.1.2. Corporate Status. (a) Maxxim is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

               (b) Maxxim is duly qualified or licensed to do business and is in good standing in West Virginia.

               (c) Maxxim is not in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

               3.1.3 . No Conflicts, etc. The execution, delivery and performance by Maxxim of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation or a default under (with or without the giving of notice or the lapse of time or both) (i) any applicable law, (ii) the certificate of incorporation or by-laws of Maxxim or (iii) except as set forth in Schedule 3.1.3, any contract, agreement or other instrument to which Maxxim is a party or by which any of the Assets may be bound or affected, except in the case of this clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not affect the Assets or the Buyer's rights therein or materially impair the ability of Maxxim to perform its obligations under this Agreement or under any of the Collateral Agreements. Except as specified in Schedule 3.1.3, no governmental approval or other consent is required to be obtained or made by Maxxim in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.

               3.1.4. Financial Statements. Maxxim has (or within sixty (60) days of the Closing Date, provided the Closing Date is on or before October 31, 2002, will have) delivered to the Buyer (a) the following audited financial statements of the Products business prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with Regulation S-X and the applicable Staff Accounting Bulletins: (i) balance sheets as of December 30, 2001, October 28, 2001 and October 29, 2000, (ii) statements of income and cash flows for the two month period ended December 30, 2001, and each of the three years in the period ended October 28, 2001 and (iii) all related required footnotes with respect to (a) (i) and (ii) above (the "Annual Financial Statements") and (b) the following unaudited financial statements of the Product business prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with Regulation S-X and the applicable Staff Accounting Bulletins:
(i) balance sheet as of September 29, 2002, (ii) statements of income and cash flows for the six and nine month periods ended September 29, 2002 and September 24, 2001, and for the period from October 30, 2000 through December 24, 2000 and
(iii) all required footnotes with respect to (b) (i) and (ii) above (the "Interim Period Financial Statements"). The Annual Financial Statements, the Interim Financial Statements and, from and after the date of delivery thereof the Subsequent Monthly Financial Statements (as defined herein), are referred to collectively herein as the "Financial Statements."

               3.1.5. Extent of Knowledge. For purposes of this Agreement, the phrase "to the best of its knowledge after due inquiry" or words of like import shall mean to the knowledge of the employees of Maxxim set forth in Exhibit "B" attached hereto.

               3.1.6.  Taxes.

         (a) Maxxim has duly and timely filed all tax returns relating to the Assets with respect to taxes ("Covered Taxes") required to be filed on or before the Closing Date ("Covered Returns"). Except for Covered Taxes set forth on
Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, the following Covered Taxes, to the best of its knowledge after due inquiry, have been duly and timely paid: (i) all Covered Taxes shown to be due on the covered Returns, (ii) all deficiencies and assessments of Covered Taxes of which notice has been received by Maxxim that are or may become payable by Buyer or chargeable as a lien upon the Assets, and (iii) all other Covered Taxes due and payable on or before the Closing Date for which neither filing of Covered Returns nor notice of deficiency or assessment is required of Maxxim, or reasonably should be aware that are or may become payable by Buyer or chargeable as a lien upon the Assets. All taxes required to be withheld as of the date hereof by or on behalf of Maxxim in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Clarksburg, West Virginia Facility ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid or set aside in accounts for such purpose.

         (b) Except as set forth on Schedule 3.1.6(b), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes or Withholding Taxes, and no power of attorney with respect to any such taxes, has been filed with the Internal Revenue Service (the "IRS") or any other governmental authority.

         (c) Except as set forth on Schedule 3.1.6(c), (i) there are no Covered Taxes or Withholding Taxes asserted in writing by any governmental authority to be due and (ii) no issue has been raised in writing by any governmental authority in the course of any audit with respect to Covered Taxes or Withholding Taxes. Except as set forth on
Schedule 3.1.6(c), no Covered Taxes and no Withholding Taxes are currently under audit by any governmental authority. Except as set forth on Schedule 3.1.6(c), neither the IRS nor any other governmental authority is now asserting or, to the best knowledge of Maxxim, threatening to assert against Maxxim any deficiency or claim for additional Covered Taxes or any adjustment of Covered Taxes that would, if paid by Buyer, have a material adverse effect, and there is no reasonable basis for any such assertion of which Maxxim is or reasonably should be aware.

         (d) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Assets to Buyer.

         (e) Except as set forth on Schedule 3.1.6(e), there is no litigation or administrative appeal pending or, to the best knowledge of Maxxim, threatened against or relating to Maxxim in connection with Covered Taxes.

         3.1.7. Absence of Changes. Except as set forth in Schedule 3.1.7, since December 31, 2001 (except with respect to clause (j), which representation shall be for the period since July 31, 2002), to the best of its knowledge after due inquiry, Maxxim has used the Assets and sold the Products only in the ordinary course consistent with prior practice and has not, in connection with or relating to the Assets:

                (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could reasonably be expected to have a material adverse effect on the Assets or the Buyer;

                (b) discharged or satisfied any lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities incurred in the ordinary course of business consistent with prior practice;

                (c) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released by right of substantial value;

                (d) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Assets or the Buyer;

                (e) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto, which could reasonably be expected to have a material adverse effect on the Assets or the Buyer;

                (f) encountered any labor union organizing activity, had any actual or, to the best of its knowledge after due inquiry, threatened employee strikes, work stoppages, slowdowns or lockouts;

                (g) failed to replenish the inventories of the Products and supplies relating thereto in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising practices inconsistent with its prior practice and prudent business practices prevailing in the industry, which could reasonably be expected to have a material adverse effect on the Assets or the Buyer;

                (h) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $25,000.00;

                (i) entered into any transaction, contract or commitment other than in the ordinary course of business;

                (j) to the best of its knowledge after due inquiry, had any material change in its relations with its customers or suppliers; or

                (k) to the best of its knowledge after due inquiry, taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         3.1.8. Litigation. Except as set forth on Schedule 3.1.8, to the best of its knowledge after due inquiry, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Maxxim in connection with the Assets or against or relating to the transactions contemplated by this Agreement, and Maxxim does not know or have reason to be aware of any basis for the same. Except as set forth in such Schedule 3.1.8, no citations, fines or penalties have been asserted against Maxxim with respect to the Assets since January 1, 1999, under any environmental law, by the Food and Drug Administration, or any foreign, federal, state or local law relating to occupational health or safety.

         3.1.9. Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts.

         (a) Except as disclosed in Schedule 3.1.9(a), since January 1, 1999, to the best of its knowledge after due inquiry, Maxxim has complied in all material respects with all applicable laws applicable to the Assets, and has not received any notice alleging any such conflict, violation, breach or default.

         (b) To the best of its knowledge after due inquiry, Schedule 3.1.9(b) sets forth all governmental approvals and other consents necessary for, or otherwise material to, the manufacture and sale of the Assets. Except as set forth in Schedule 3.1.9(b), all such governmental approvals and consents have been duly obtained and are in full force and effect, and Maxxim has complied and is complying in all material respects with each of such governmental approvals and consents held by it with respect to the Assets.

         (c) Schedule 3.1.9(c) sets forth all contracts with any governmental authority.

         (d) To the best of its knowledge after due inquiry, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Assets and which might adversely affect the Assets after the Closing Date.

         3.1.10. Sale of the Products. Maxxim has sold the Products only through Maxxim and not through any entity other than Maxxim.

         3.1.11. Assets. Except as disclosed in Schedule 3.1.11, Maxxim has good title to all the Assets free and clear of any and all liens. Except for the Inventories, the Assets are being transferred in "as is" condition and, to the knowledge of Maxxim, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         3.1.12. Contracts.


         (a) To the best of its knowledge after due inquiry, Schedule 3.1.12(a) contains, except with respect to open purchase orders, which shall be provided at Closing, a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below by which any of the Assets are bound or affected (the "Contracts"):

                 (i) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                 (ii) employment, collective bargaining or other similar contracts, agreements and other arrangements relating to or for the benefit of current or former employees of Maxxim employed at the Clarksburg, West Virginia Facility;

                 (iii)  brokerage or finder's agreements;

                 (iv) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                 (v) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $20,000.00 in the case of purchases or $5,000.00 in the case of sales;

                 (vi) sales agency, manufacturer's representative, marketing or distributorship agreements;

                 (vii) contracts, agreements or arrangements with respect to the sale of the Products in foreign countries, each of which involves aggregate payments in excess of $5,000.00; and

                 (viii) any other contracts, agreements or commitments that are material to the manufacture and sale of the Products.

                 (b) Maxxim has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a).

                 (c) To the best of its knowledge after due inquiry, all Contracts are in full force and effect and enforceable against each party thereto. To the best of its knowledge after due inquiry, there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Maxxim or, to the best knowledge of Maxxim, any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and could not reasonably be expected to have or result in, a material adverse effect on the Assets or the Buyer, and (ii) has not and will not materially impair the ability of Maxxim to perform its obligations under this Agreement and under the Collateral Agreements. Except as set forth in Schedule 3.1.12(c), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement, any of the Collateral Agreements or the consummation of the transactions contemplated thereby.

         3.1.13. Territorial Restrictions. Except as set forth on
Schedule 3.1.13, Maxxim is not restricted by any written agreement to which it is a party or any understanding between it and any other person from selling the Products anywhere in the world.

         3.1.14. Inventories. All Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on
Schedule 3.1.14, (a) all Inventories are of such quality as to meet the quality control standards of Maxxim and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, and (c) all Inventories are recorded on the books of Maxxim at the lower of cost or market value determined in accordance with GAAP. Schedule 3.1.14 lists the locations of all Inventories.

         3.1.15. Customers. To the best of its knowledge after due inquiry, Schedule 3.1.15 sets forth (a) the names and addresses of the ten (10) largest purchasers of the Products (ranked by sales dollars) that ordered Products from Maxxim during the twelve month period ended June 30, 2002 and (b) the amount for which each such customer was invoiced for Products during such period. To the best of its knowledge after due inquiry, except as set forth on
Schedule 3.1.15, no such significant customer (i) has ceased, or will cease, to use the Products or (ii) has sought, or is seeking, to reduce the price it will pay for the Products, including in each case after the consummation of the transactions contemplated hereby.

         3.1.16. Suppliers; Raw Materials. To the best of its knowledge after due inquiry, Schedule 3.1.16 sets forth (a) the names and addresses of Maxxim's ten (10) largest suppliers (and any affiliate thereof) (ranked by dollars) from which Maxxim ordered raw materials, supplies, merchandise and other goods and services needed in the manufacture of the Products, during the twelve month period ended December 30,

2001, and the six month period ended June 30, 2002 and (b) the amount for which each such supplier invoiced Maxxim during such periods. Maxxim has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to Maxxim, subject to general and customary price increases.

         3.1.17. Product Warranties. To the best of its knowledge after due inquiry, except as set forth in Schedule 3.1.17 and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the Products and (b) there are no pending or threatened claims with respect to any such warranty, whether absolute, accrued, contingent or otherwise and whether due or to become due in excess of $5,000.00 individually or $50,000.00 in the aggregate.

         3.1.18. Absence of Certain Business Practices. To the best of its knowledge after due inquiry, neither Maxxim, any officer, employee or agent of Maxxim, or any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Buyer in connection with the purchase of Products (i) which if not given in the past, might have had a material adverse effect on Buyer's prospects to sell the Products, (ii) which if not continued in the future, might have a material adverse effect on Buyer's prospects to sell the Products.

         3.1.19.  Intellectual Property.

         (a) Title. Schedule 1.1(d) contains, to the best of its knowledge after due inquiry, a complete and correct list of all Intellectual Property that is owned by Maxxim and related solely to the manufacture and sale of the Products (the "Owned Intellectual Property") other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the manufacture and sale of the Products. Maxxim owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property necessary for Buyer to manufacture and sell the Products for the purposes for which they are presently being sold by Maxxim.

         (b) Transfer. Immediately after the Closing, Buyer will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any liens and on the same terms and conditions as in effect prior to the Closing.

         (c) No Infringement. The manufacture and sale of the Products for the purposes for which they are presently being sold by Maxxim does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property. To the knowledge of Maxxim after due inquiry, none of the Intellectual Property Assets is being infringed by any other person.

         (d) Licensing Arrangements. Schedule 3.1.19(d) sets forth all agreements, arrangements or laws (i) pursuant to which Maxxim has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which Maxxim has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.1.19(d) (x) are in full force and effect in accordance with their terms and no default exists thereunder by Maxxim, or to the knowledge of Maxxim after due inquiry, by any other party thereto, (y) are free and clear of all liens, and
(z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Maxxim has delivered to the Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.1.19(d). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Maxxim in respect of any Intellectual Property are disclosed in the Financial Statements.

         (e) No Intellectual Property Litigation. No claim or demand of any person has been made nor is there any proceeding that is pending, or to the knowledge of Maxxim after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Maxxim in respect of any Intellectual Property Assets, (ii) asserts that Maxxim is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1.19(e), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.1.19(e). None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, nor has been the subject of any litigation within the last five years, whether or not resolved in favor of Maxxim.

         (f) Use of Name and Mark. Except as set forth in Schedule 3.1.19(f), there are no contractual restrictions or limitations pursuant to any orders, decisions, injunctions, judgements, awards or decrees of any governmental authority on the Buyer's right to use the names and marks listed on
Schedule 1.1(d) in connection with the manufacture and sale of the Products for the purposes for which they are presently sold by Maxxim.

         3.1.20. Insurance. Schedule 3.1.20 contains a complete and correct list and summary description of all product liability insurance policies maintained by Maxxim in connection with the Assets and all property and casualty insurance policies maintained by Maxxim relating to the Clarksburg, West Virginia Facility. Such policies are in full force and effect, and all premiums due thereon have been paid. Maxxim agrees to maintain its current insurance program for a period of three (3) years from the Closing Date ("Extended Insurance Period"). In the event of the cancellation of its current claims-made insurance, or in the event the insurance is written on an Occurrence policy form in the future, Maxxim shall maintain an Extended Reporting period in connection with such policy for the remainder of the Extended Insurance Period. Schedule
3.1.20 sets out all claims made by Maxxim under any policy of insurance during the past two years with respect to the Assets and the Clarksburg, West Virginia Facility.

         3.1.21. Real Property.

         (a) Other than the Clarksburg, West Virginia Facility, there are no real property interests included in the Assets. Maxxim has provided Buyer with a true and correct copy of the Real Estate Lease, dated December 6, 1990, between the West Virginia Economic Development Authority and Maxxim, as successor in interest to Winfield Industries (the "Lease"), and the First Amendment to Real Estate Lease, dated December 6, 1990, under which Maxxim holds a leasehold interest in the Clarksburg, West Virginia Facility and has the right to purchase the Facility upon not less than 10 days prior written notice. The Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Maxxim has good and valid title to the leasehold estate under the Lease free and clear of all liens, other than those which will be released at Closing. Maxxim enjoys peaceful and undisturbed possession under the Lease.

         (b) No Proceedings. There are no eminent domain or any other similar proceedings pending or, to the knowledge of Maxxim after due inquiry, threatened, affecting any portion of the Clarksburg, West Virginia Facility. There is no writ, injunction, decree, order or judgement outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of Maxxim after due inquiry, threatened, relating to the ownership, lease, use, occupancy or operation of the Clarksburg, West Virginia Facility.

         (c) Current Use. The use and operation of the Clarksburg, West Virginia Facility does not violate in any material respect any instrument of record or agreement affecting it. There is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over such property or of any other person entitled to enforce the same affecting the Clarksburg, West Virginia Facility or the use or occupancy thereof. No material damage or destruction has occurred with respect to the Clarksburg, West Virginia Facility since January 1, 2002.

         (d) Compliance with Real Property Laws. The Clarksburg, West Virginia Facility complies in all material respects with all applicable building, zoning, subdivision and other land use and similar applicable laws affecting it (collectively, the "Real Property Laws"), and Maxxim has not received any notice of violation or claimed violation of any Real Property Law. There is no pending or, or to the knowledge of Maxxim, anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use occupancy or operation of the Clarksburg, West Virginia Facility or any portion thereof. No current use by Maxxim of the Clarksburg, West Virginia Facility is dependent on a nonconforming use or other governmental approval the absence of which would materially limit the use of such property.

         (e) Real Property Taxes. The Clarksburg, West Virginia Facility is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

         3.1.22. Environmental Matters.

         (a) Permits. All environmental permits relating to the Clarksburg, West Virginia Facility are identified in Schedule 3.1.22(a), and Maxxim currently holds, and at all times has held, all such environmental permits necessary to the operation of the Clarksburg, West Virginia Facility, and all such environmental permits shall be validly transferred to Buyer on the Closing Date (the "Environmental Permits"). Maxxim has not been notified by any relevant governmental authority that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business.

         (b) No Violations. Maxxim has complied and is in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Clarksburg, West Virginia Facility (and the use, ownership or transferability thereof by Maxxim). To the knowledge of Maxxim after due inquiry, no person has alleged any violation by Maxxim of any Environmental Permits or any applicable environmental law relating to the use, ownership or transferability by Maxxim of the Clarksburg, West Virginia Facility.

         (c)     No Actions. Except as set forth in Schedule 3.1.22(c),
Maxxim has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about the Clarksburg, West Virginia Facility; or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release of any hazardous substances at the Clarksburg, West Virginia Facility, except for any such liabilities and obligations that, individually and in the aggregate, are not material.

         (d)     Other. Except as set forth in Schedule 3.1.22(d):

                 (i) To the knowledge of Maxxim after due inquiry, none of the Assets is related to or subject to any investigation or evaluation by any governmental authority, as to whether any remedial action is needed to respond to a release or threatened release of any hazardous substances.

                 (ii) Maxxim is not subject to any outstanding order, judgement, injunction, decree or writ from, or contractual or other obligation to or with, any governmental authority or other person in respect of which Buyer may be required to incur any environmental liabilities and costs arising from the release or threatened release of a hazardous substance.

                 (iii) The Clarksburg, West Virginia Facility is not, and Maxxim has not transported or arranged for transportation (directly or indirectly) of any hazardous substances relating to the Assets or the Clarksburg, West Virginia Facility to any location that is, listed or proposed for listing under CERCLA, or any similar state list, or the subject of federal, state or local enforcement or remedial action or, to the knowledge of Maxxim after due inquiry, investigation.

                 (iv) No work, repair, construction or capital expenditure is required or planned in respect of the Clarksburg, West Virginia Facility pursuant to or to comply with any environmental law, nor has Maxxim and its respective affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the Clarksburg, West Virginia Facility and is in the ordinary course of business.

                 (e) Full Disclosure. Maxxim has disclosed and made available to the Buyer all information, including without limitation, all studies, analyses and test results, in the possession, custody or control of Maxxim relating to (i) the environmental conditions on, under or about the Clarksburg, West Virginia Facility; and (ii) hazardous substances used, managed, handled, transported, treated, generated, stored or released by Maxxim at any time at the Clarksburg, West Virginia Facility.

         3.1.23. Employees, Labor Matters, etc. Except as set forth in
Schedule 3.1.23, Maxxim is not a party to or bound by an collective bargaining agreement relating to any employee employed at the Clarksburg, West Virginia Facility and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employee employed at the Clarksburg, West Virginia Facility. Since January 1, 1999, there has not occurred or, to the best knowledge of Maxxim after due inquiry, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed at the Clarksburg, West Virginia Facility. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the best knowledge of Maxxim after due inquiry, threatened with respect to any employee employed at the Clarksburg, West Virginia Facility. Maxxim has complied with all provisions of applicable law pertaining to the employment of employees at the Clarksburg, West Virginia Facility, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of Buyer, and has not had or resulted in, and will not have or result in, a material adverse effect on the Assets.

         3.1.24. Employee Benefit Plans and Related Matters. Schedule
3.1.24 sets forth a true and complete list of each "employee benefit plan", as such term is defined in Section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed at the Clarksburg, West Virginia Facility or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Maxxim or any other trade or business, whether or not incorporated, which, together with Maxxim is or would have been at any date of determination occurring within the preceding six (6) years treated as a single employer under Section 414 of the Code (such other trades and businesses collectively, the "Related Persons"), or to which Maxxim or any Related

Person contributes or is or has been obligated or required to contribute or with respect to which Maxxim or Buyer may have any liability or obligation (collectively, the "Plans"). With respect to each such Plan, Maxxim has provided Buyer complete and correct copies of all written Plans and descriptions of all unwritten Plans.

         3.1.25. Confidentiality. Except as set forth on Schedule
3.1.25, to the best of its knowledge after due inquiry, Maxxim has taken commercially reasonable steps to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the Assets, including but not limited to the manufacturing or marketing of any of the Products.

         3.1.26. No Guarantees. To the best of its knowledge after due inquiry, none of the obligations or liabilities of Maxxim incurred in connection with the ownership or use of the Assets is guaranteed by or subject to a similar contingent obligation of any other person.

         3.1.27. Brokers, Finders, etc. Except as set forth on Schedule
3.1.27, all negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any person acting on behalf of Maxxim in such manner as to give rise to any valid claim against the Buyer or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation.

         3.1.28. Disclosure. To the best knowledge of Mark Sellers,
Tony Greco, David Franks, Paulee Day and Jeff Urbany, no representation or warranty by Maxxim contained in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Assets uniquely) known to such individuals that has not been disclosed by Maxxim to Buyer that might reasonably be expected to have or result in a material adverse effect on the Assets.

         3.1.29. Accounts Payable. Prior to the Closing Date, Maxxim shall pay all accounts payable and other obligations relating to the Assets when they become due and payable in the ordinary course of business consistent with prior practice.

         3.1.30. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto), neither Maxxim nor any of its agents, affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Maxxim, and Maxxim hereby disclaims any such representation or warranty whether by Maxxim or any of its respective officers, directors, employees, agents or representatives or any other person, with respect to the Assets or the execution and delivery of this Agreement or the Collateral Agreements or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other person of any documentation or other information by Maxxim or any of its officers, directors, employees, agents or representatives or any other person with respect to any one or more of the foregoing. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement (including the Schedules and Exhibits hereto), Buyer is purchasing the Assets on an "AS IS, WHERE IS" basis. Without limiting the generality of the foregoing, Maxxim makes no representation or warranty regarding any assets other than the Assets and any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Maxxim as follows:

                 3.2.1. Authorization, etc. All required corporate action has been taken so as to duly authorize Buyer to enter into this Agreement and each of the Collateral Agreements and legally bind it to the terms and provisions each of such agreements. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements, to perform fully its obligations thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Collateral Agreements will be, on the Closing Date, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

                 3.2.2. Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Buyer is not in violation of any of the provisions of its certificate of incorporation or by-laws.

                 3.2.3. No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws of Buyer, (ii) any applicable law applicable to Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer to perform its obligations under this Agreement or under any of the Collateral Agreements. Except as specified in Schedule 3.2.3, no governmental approval or other consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.

                 3.2.4. Litigation. There is no action, claim, suit or proceeding pending, or to Buyer's knowledge threatened, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

                 3.2.5. Brokers, Finders, etc. All negotiations relating to this Agreement the Collateral Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Maxxim or Buyer for any brokerage or finder's commission, fee or similar compensation.

                 3.2.6. Reporting Obligations of Buyer. Buyer has duly filed on a timely basis all reports and registration statements to be filed by Buyer under the Exchange Act of 1934, as amended and the Securities Act of 1933, as amended and the rules and regulations adopted by the Securities and Exchange Commission ("SEC") thereunder. No filings by Buyer with the SEC contain an untrue statement of a material fact necessary in order to make the statements contained therein or in any related documents not misleading in light of the circumstances under which they were made.

                 3.2.7. Available Funds. Buyer has sufficient funds available to it to consummate the transactions contemplated herein, including the payment of the Purchase Price.

                                   ARTICLE IV
                                    COVENANTS

         4.1.    Covenants of Maxxim.


                 4.1.1. Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, Maxxim will:

                        (a) carry on its business relating to the Assets in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts to maintain the Assets in good operating condition and repair, keep available the service of its significant employees at the Clarksburg, West Virginia Facility, and preserve its relationship with its customers who purchase the Products and its suppliers who supply materials for the manufacture of the

                 Products and others having business dealings with it relating to the Assets, to the end that its goodwill relating to the Products shall be unimpaired in all material respects on the Closing Date;

                        (b) pay accounts payable and other obligations relating to the Assets when they become due and payable in the ordinary course of business consistent with prior practice;

                        (c) perform in all material respects all of its obligations under all contracts and other agreements and instruments relating to or affecting the Assets, and comply in all material respect with all applicable laws applicable to the Assets;

                        (d) not enter into or assume any material agreement, contract or instrument relating to the Assets, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; and

                        (e) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1.7.

                 4.1.2. Further Assurances. Following the Closing, Maxxim shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

                 4.1.3. Liability for Transfer Taxes. Maxxim shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), if any, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements. Maxxim shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall be permitted to prepare any such Tax Returns that are its primarily responsibility under applicable law. Buyer's preparation of any such tax returns shall be subject to Maxxim's approval, which approval shall not be withheld unreasonably.

                 4.1.4. Transfer of Clarksburg, West Virginia Facility. On the Closing Date, Maxxim shall exercise its rights under the Real Estate Lease and the Equipment Lease, each dated December 6, 1990, and the First Amendment to Real Estate Lease dated December 6, 1990, between Maxxim, as successor to Winfield Medical, Inc., and the West Virginia Economic Development Authority, to purchase, on behalf of Buyer, the real property, building and equipment covered by such leases at the Clarksburg, West Virginia Facility. Maxxim shall pay the full purchase price, and all costs and expenses, due to the West Virginia Economic Development Authority in connection with such purchase, as well as any unpaid real estate taxes payable with respect to the Clarksburg, West Virginia Facility for the period prior to the Closing Date. Buyer shall pay for any title insurance, recording fees, surveys and inspections required or requested by it or its lenders, and well as any other miscellaneous closing costs payable to persons or entities other than the West Virginia Economic Development Authority.

                 4.1.5. Use of Business Name. After the Closing, except as otherwise provided for herein, Maxxim will not, directly or indirectly, use or do business, or allow any affiliate to use or due business, or assist any third party in using or doing business, under the names and marks set forth in
Schedule 1.1(d) (or any other name confusingly similar to such names and marks).

                 4.1.6. Financial Statements. Until the Closing, on or before the 25th day of each month, Maxxim shall deliver to Buyer unaudited financial information as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Financial Statements"), which shall include the same information included in the Financial Statements as set forth in section 3.1.4(a)(i)-(v). At the time that the Subsequent Monthly Financial Statements are delivered to Buyer, Maxxim shall by such delivery be deemed to have made the representations and warranties to Buyer with respect to such Subsequent Monthly Financial Statements set forth in Section 3.1.4.

                 4.1.7. Returns and Rebates.

                 (a) Maxxim accepts the financial responsibility for all product returns of the Products which occurred prior to the Closing Date; provided, however, that Buyer hereby agrees to purchase from Maxxim any returned products which have a remaining shelf life of not less than 12 months (except for products that have been returned for quality reasons) which are resalable in the ordinary course of business at the same prices at which other similar products sold, provided that the value of the products so returned does not exceed $25,000;

                 (b) Maxxim agrees to reimburse Buyer on February 15, 2003, for any rebate amount claimed by any customer in connection with (and limited to) sales of the Products made and invoiced by such customers to end-user purchasers within sixty (60) days after the Closing Date, provided, however, that Maxxim shall have no such liability except to the extent the rebate amount claimed is properly documented to Maxxim and would be properly payable under Maxxim's rebate policy existing on the date of this Agreement. Buyer shall be solely responsible for paying any such rebate amounts in respect of sales of the Products sold and invoiced to end-user purchasers sixty-one (61) or more days after the Closing Date.

                 (c) Each of the parties shall cooperate fully with the other in resolving any conflicts with customers regarding the proper party to pay rebates and forwarding to the other party any misdirected rebate requests that it receives.

                 4.1.8. Transition. Contemporaneously with the execution of this Agreement, the parties will enter into an agreement providing for the supply of certain of the Products and raw materials for a specified period after the Closing Date.

         4.2.    Covenants of Buyer.

                 4.2.1. Further Actions.

                 (a) Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby and by the Collateral Agreements.

                 (b) Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with this Agreement, the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby.

                 (c) Buyer will coordinate and cooperate with Maxxim in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Maxxim in connection with the filings and other actions.

                 4.2.2. Further Assurances. Following the Closing, Buyer shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably shall be necessary, or otherwise reasonably requested by Maxxim, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

                 4.2.3. Use of Business Names by Buyer. To the extent the trademarks, service marks, brand names or trade, corporate or business names of Maxxim or of any of Maxxim's divisions are printed on the Assets ("Marked Materials"), Buyer may use or sell such Marked Materials after Closing for a period of six (6) months without altering or modifying such Marked Materials, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but Buyer shall not otherwise or thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of Maxxim, provided however that Buyer maintains the traceability as to its purchase, manufacture and subsequent sale of all such raw materials, components and finished goods as the case may be.

                 4.2.4. Investigation By Buyer; Confidentiality. Prior to the date hereof, Maxxim has allowed (and between the date hereof and the Closing Date Maxxim will continue to allow) Buyer and its Representatives, at Buyer's own expense during regular business hours, to inspect the Assets and to inspect and make copies of contracts, books and records or information requested by Buyer and reasonably related to the Assets, including historical financial information. All information will be provided to Buyer in the form that the information may presently exist or be readily available. Buyer acknowledges and agrees that it has completed such investigation as it deems necessary to enter into this Agreement.

                 Except as otherwise agreed to by Maxxim, until the Closing of the transactions contemplated hereby, and notwithstanding termination of this Agreement, Buyer shall keep, and shall instruct its officers, employees, independent accountants, counsel, financial advisers and other representatives and affiliates (i) to keep all Confidential Information (as defined below) confidential, (ii) not to disclose any Confidential Information to any person or entity other than the directors, officers, employees, affiliates or agents of Buyer, and then only on a confidential basis, and (iii) to use Confidential Information solely in connection with the evaluation of, preparation for, and consummation of the transactions contemplated hereby; provided, however, that Buyer may disclose Confidential Information (a) as required by law, rule regulation or judicial process, (b) to its financing sources and to Buyer's and such financing sources' attorneys, accountants, and financial advisors or (c) as requested or required by any governmental agency. For purposes of this Agreement, "Confidential Information" shall include all confidential information about Maxxim and the Assets which has been furnished by Maxxim to Buyer or the directors, officers, employees, affiliates or agents of Buyer or persons or entities controlling Buyer pursuant to or in connection with the negotiation, execution and consummation of this Agreement; provided, however, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Buyer not permitted by this Agreement, (y) was available to Buyer on a non-confidential basis from a person or entity (other than Maxxim) who, to the knowledge of Buyer, is not otherwise bound by a confidentiality agreement with Maxxim or is not otherwise prohibited from transmitting the relevant information to Buyer. The provisions of this paragraph are referred to herein as the "Confidentiality Provisions".

                 4.2.5. Employee Matters. Buyer shall offer employment to all persons employed by Maxxim as of the Closing Date at the Clarksburg, West Virginia Facility. Buyer will be responsible for all salary and benefits of such persons employed by Buyer from and after the date they become employees of Buyer, as well as for (i) any remaining vacation benefits for 2002 (days of vacation not yet taken) and (ii) all paid sick leave days to which such employees are entitled under Maxxim's Personal Approved Absences benefit plan, as set forth in Schedule 3.1.24. All employees shall be entitled to participate in all applicable benefit plans of Buyer immediately upon employment by Buyer, and for purposes of qualifying for such plans and other benefits, such as vacation, their length of service with Buyer shall be deemed to include the period of their employment with Maxxim.

                 4.2.6. Allocation of Purchase Price. Buyer and Maxxim shall, at or before the Closing, complete and execute Form 8594, Asset Acquisition, under Section 1060 of the Internal Revenue Code and deliver a copy of such form to the other party. In addition, each party will file such form in its tax returns for all periods which include the Closing Date and cause all tax returns filed by it to be consistent with the information on such form agreed to by the parties.

                 4.2.7. Treatment of Inventories. Buyer and Maxxim acknowledge that the Inventories included as part of the Assets to be sold and transferred to Buyer pursuant to this Agreement are being sold and transferred to Buyer for resale purposes only, and each party shall cause any tax returns or other reports or related documents filed, or otherwise provided to any other party (including, without limitation, a governmental agency) to be consistent with such understanding. At the Closing, Buyer shall provide a resale certificate to Maxxim with respect to the Inventories.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                 5.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other governmental authority. No court or other governmental authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby or the Collateral Agreements, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

         5.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions, which Maxxim agrees to use reasonable good faith efforts to cause to be fulfilled:

                 5.2.1. Representations, Performance. The representations and warranties of Maxxim contained in Section 3.1 of this Agreement and in the Collateral Agreements shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof. Maxxim shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. Maxxim shall have delivered to Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

                 5.2.2. Consents. Maxxim shall have obtained and shall have delivered to Buyer copies of all governmental approvals required to be obtained by it in connection with the execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby.

                 5.2.3. No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the execution of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Assets.

                 5.2.4. Collateral Agreements. Maxxim shall have entered into each of the following agreements with Buyer:

                 (a) a Trademark Assignment agreement, in the form attached hereto as Exhibit "C", pursuant to which Maxxim will assign to Buyer, the trademarks and other Intellectual Property specified therein;

                 (b) a non-competition agreement, in the form attached hereto as Exhibit "D", pursuant to which Maxxim agrees not, directly or indirectly, to manufacture or sell any products competitive with the Products for a period of five (5) years; and

                 (c) a supply agreement, containing customary terms and conditions, pursuant to which Maxxim will provide the Products listed in the term sheet attached hereto as Exhibit "E" to Buyer during the period, in the quantities and for the prices, specified in such term sheet.

                 5.2.5. Opinion of Counsel. Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Counsel to Maxxim, in substance and form reasonably satisfactory to Buyer.

                 5.2.6. Corporate Proceedings. All corporate and other proceedings of Maxxim in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                 5.2.7. Transfer Documents. Maxxim shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer good and marketable title to the Assets, free and clear of any and all liens thereon, other than those included in the Assumed Liabilities, including without limitation:

                 (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Assets;

                 (b) assignments of all contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Buyer all of Maxxim's right, title and interest therein and thereto, with any required consent of Maxxim's lenders under its primary credit facility and AmeriNet, Inc.

                 5.2.8. Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be further conditioned (unless waived) upon the following: (i) the average net sales per shipping day of the Products for the period between July 29, 2002, and the second business day preceding the Closing Date shall be in excess of $90,000 per shipping day, and (ii) the actual gross margin on the net sales of the Products for the period described in clause (i) above shall be at least 30%.

         5.3. Conditions to Obligations of Maxxim. The obligation of Maxxim to consummate the transactions contemplated hereby shall be subject to the fulfillment (or wavier) on or prior to the Closing Date, of the following additional conditions, which Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

                 5.3.1. Representations, Performance, etc. The representations and warranties of the Buyer contained in Section 3.2 of this Agreement and the Collateral Agreements shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) on and as of the Closing Date with the same effect as through made at and as of such time. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date, including payment of the Purchase Price. Buyer shall have delivered to Maxxim a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

                 5.3.2. Opinion of Counsel. Maxxim shall have received an opinion, addressed to it and dated the Closing Date, of Richard G. Satin, Esq., General Counsel for Buyer in form and substance reasonably satisfactory to Maxxim.

                 5.3.3. Corporate Proceedings. All corporate proceedings of Buyer in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Maxxim and its counsel, and Maxxim and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                 5.3.4. Consents and Approvals. Maxxim shall have obtained the consent of its lenders under its primary credit facility and all governmental approvals necessary to consummate the transactions contemplated hereby.

                 5.3.5. Collateral Agreements. Buyer shall have entered into each of the Collateral Agreements.

                 5.3.6. Assumption Agreements. Buyer shall have delivered to Maxxim at the Closing all documents, certificates and agreements necessary for Buyer to assume the Assumed Liabilities.

                 5.3.7. Appraisal of the Assets. Maxxim shall have received prior to the Closing a written appraisal of the Assets from a nationally recognized appraisal, accounting or investment banking firm, showing the fair market value of the Assets, as they were constituted on the date of such appraisal, to be equal to or less than the Purchase Price, as the same would have been adjusted hereunder had the Closing occurred on the date of such appraisal.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1.    Indemnification.

                 (a) By Maxxim. Maxxim covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorney's and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                 (i) any inaccuracy of any representation or warranty made by Maxxim in this Agreement;

                 (ii) any failure of Maxxim to perform any covenant or agreement under this Agreement;

                 (iii)  any Excluded Liabilities;

                 (iv)   any and all taxes of Maxxim;

                 (v) any product liability claim with respect to products sold by Maxxim prior to the Closing;

                 (vi) any failure of Maxxim to comply with applicable bulk sales laws (in consideration of which indemnification obligations Buyer hereby waives compliance by Maxxim with any applicable bulk sales laws); and

                 (vii) any liability for infringement of any trademark, patent or any other intellectual property of any third party arising out of the manufacture or sale of the Products for the uses for which they are presently being sold by Maxxim.

                 (b) By Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless Maxxim and its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Maxxim Indemnitees") from and against any and all Losses resulting from or arising out of:

                 (i) any inaccuracy in any representation or warranty by Buyer made or contained in this Agreement;

                 (ii) any failure of Buyer to perform any covenant or agreement made or contained in this Agreement;

                 (iii)  the Assumed Liabilities;

                 (iv) the use by Buyer of any Maxxim tradenames or trademarks after the Closing Date as contemplated by Section 4.2.3;

                 (v) Buyer's ownership, operation, use or sale of the Assets on and after the Closing Date; and

                 (vi) failure of Maxxim to give the notice required under the Worker Adjustment, Retraining and Notification Act in reliance upon Buyer's covenant in Section 4.2.5 hereof.

                 (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as a unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the

Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any such claim or litigation subject to this Section 6.1 and the records of each shall be available to the other with respect to such defense.

                (d) Threshold; Maximum Liability. The foregoing notwithstanding an Indemnifying Party shall be obligated to indemnify an Indemnified Party only when the aggregate of all Losses suffered or incurred by the Indemnified Party as to which a right of indemnification is provided under this Section 6.1 exceeds $75,000.00 (the "Threshold Amount"). For purposes of calculating the Threshold Amount, any qualification or limitation of a representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a "material adverse effect," or words of similar effect, shall be disregarded. After the aggregate of all Losses suffered or incurred by the Indemnified Party exceeds the Threshold Amount, the Indemnifying Party shall be obligated to indemnify the Indemnified Party for all such Losses without reduction by the Threshold Amount. Further, Maxxim shall have no obligation to indemnify any one or more of the Buyer Indemnitees, as a group, and Buyer shall have no obligation to indemnify any one or more of the Maxxim Indemnitees, as a group, for Losses arising after the Closing which exceed $10 million in the aggregate, whether such Losses arise out of one claim or multiple related or distinct claims, other than Losses arising from a knowing and willful misrepresentation of a fact covered by a representation set forth herein or a products liability claim, in which event the maximum Losses for which indemnification may be sought or had will be the amount of the Purchase Price paid by Buyer.

                 (e) Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 6.1(a) or clause (i) of the first sentence of Section 6.1(b) must be asserted within 30 days of the termination of the respective survival periods set forth in Section 6.2.

                 (f) Exclusive Remedy. Buyer and Maxxim agree that, following the Closing a claim for indemnification under this Section 6.1 shall be the sole and exclusive remedy for any of the matters for which a claim for indemnification against Losses may be made under paragraphs (a) and (b) of this Section 6.1.

         6.2. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

                 (a) except as set forth in clauses (b), (c) and (d) below, the representations and warranties contained in Section 3.1 and
         Section 3.2 shall survive for a period of one (1) year following the Closing Date.

                 (b) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.2.2 and 3.2.3 shall survive for so long as any applicable statute of limitations remains open, including without limitation by reason of waiver of such statute of limitations;

                 (c) the representations and warranties of Maxxim contained in Section 3.1.6 shall survive as to any tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations; and

                 (d)    the representations and warranties contained in Section
         3.1.20 shall survive for three (3) years following the Closing Date.

         6.3. Expenses. Except as provided in Section 4.1.3 and this Section 6.3, Maxxim, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"). Notwithstanding the foregoing, Buyer shall reimburse Maxxim for one-half of the fees of Maxxim's auditors for their audit of the Annual Financial Statements (which in no event shall exceed $75,000), such reimbursement to occur within five business days after the delivery to Buyer of a copy of the bill of such auditors for their audit work.

         6.4. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         6.5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly give if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by telecopy or telegram.


(i)  if to Buyer, to:                      (ii)  if to Maxxim, to:

Medical Action Industries Inc.             Maxxim Medical, Inc.
800 Prime Place                            950 Winter Street, Suite 2900
Hauppauge, NY  11788                       Waltham, MA  02451
Attention:  Paul D. Meringolo,             Attention:  Russell D. Hays
Chief Executive Officer                    Chief Executive Officer
Telephone:  (631) 231-4600                 Telephone:  (781) 906-0700
Telecopier:  (631) 231-3075                Telecopier:  (781) 906-0710


with a copy to:                            with a copy to:
Richard G. Satin, Esq.                     Paulee C. Day, Esq.
General Counsel                            Vice President and General Counsel
Medical Action Industries Inc.             Maxxim Medical, Inc.
800 Prime Place                            4750 118th Avenue North
Hauppauge, NY  11788                       Clearwater, FL  33762
Telephone:  (631) 231-4600                 Telephone:  (727) 556-6103
Telecopier:  (631) 231-3075                Telecopier:  (727) 556-6120


or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

         6.6.    Miscellaneous.

                 6.6.1. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                 6.6.2. Entire Agreement. This Agreement (including the Schedules hereto) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                 6.6.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                 6.6.4. Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Buyer and Maxxim hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Buyer and Maxxim hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                 6.6.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                 6.6.6. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

                 6.6.7. No Third Party Beneficiaries. Except as provided in
Section 6.1 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                 6.6.8. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

                 6.6.9. Public Announcements. Buyer and Maxxim, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to the execution of this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation (and shall give reasonable consideration given to the comments of the other), in each case except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as determined by Buyer or Maxxim, as the case may be.

                                   ARTICLE VII
                                   TERMINATION

         7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:


                 (a)    by the written agreement of Buyer and Maxxim;

                 (b) by either Maxxim or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on November 1, 2002, unless such date shall be extended by the mutual written consent of Maxxim and Buyer;

                 (c) by Buyer by written notice to Maxxim if (i) the representations and warranties of Maxxim shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on November 1, 2002, unless failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                (d) by Maxxim by written notice to Buyer if (i) the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Sections 5.1 or 5.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on November 1, 2002, unless such failure shall be due to the failure of Maxxim to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

         7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors or stockholders, except for the Confidentiality Provisions set forth in
Section 4.2.4, which shall survive the termination hereof, and as specified in
Section 6.3 and except for any liability resulting from such party's breach of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


  MEDICAL ACTION INDUSTRIES INC.              MAXXIM MEDICAL, INC.


  By: /s/ Richard G. Satin                   By: /s/ Mark S. Sellers
     ----------------------------------         -----------------------------
  Richard G. Satin                           Mark S. Sellers
  Vice President-Operations and General      Vice Chairman and Chief Financial
  Counsel                                    Officer